                                                                 Exhibit (c)(1)

                          Fogelman Secured Equity L.P.

                                                                  November 1995

To our Unitholders:

   As you know, the Unitholders of Fogelman Secured Equity L.P. (the ``Partnership'') previously approved a Sale and Liquidation, effective as of November 18, 1994, providing for the sale of the Partnership's assets, the liquidation of its liabilities and the distribution of the remaining funds in accordance with the Partnership Agreement.

   The General Partners distributed substantially all of the Partnership's assets to Unitholders on December 7, 1994 in the amount of $16.00 per Unit, consisting of proceeds from the sales of the Partnership's assets. On November 10, 1995, the Partnership made a final liquidating distribution to Unitholders in the amount of $.3779 per Unit representing the remaining net cash of the Partnership, after payment of its remaining liabilities. With this final liquidating distribution, the Partnership has made cash distributions to Unitholders totaling an average of $21.66 per Unit since its inception or approximately 108% of the original capital contributions. The table below shows the disposition of the Partnership's net assets from December 31, 1994 to November 10, 1995.

Net Assets - December 31, 1994                  $ 3,452,000
  Changes in estimated liquidation
     values of assets and liabilities               153,000
  Cash distributions to partners                 (3,605,000)
                                                    -------
Net Assets - November 10, 1995                      $  -0 -
                                                    -------
                                                    -------

   As the distribution of these amounts to the partners represented the final step in the liquidation process, the General Partners terminated the Partnership effective November 13, 1995. As soon as practicable, the General Partners will prepare and file the final tax returns and distribute the final tax information on Schedule K-1 for Unitholders. Should you have any questions concerning the liquidation of the Partnership, please feel free to contact your Financial Advisor or call the Prudential Securities Client Services Department at 1-800-535-2077.



                                   /s/ Thomas F. Lynch, III
                                   ___________________________________________
                                   Thomas F. Lynch, III, President
                                    Prudential-Bache Properties, Inc.
                                                 General Partner